Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jason Fredette, Director, Investor Relations

(617) 796-8320

Select Income REIT Announces Fourth Quarter and Year End 2014 Results

Generates Normalized FFO of $0.65 Per Share for the Fourth Quarter

Increases Rental Rates for New and Renewal Leases by 21.0%

Grows Same Property Occupancy by 70 Basis Points and Same Property Cash Basis NOI by 2.2% Year Over Year

Newton, MA (February 18, 2015): Select Income REIT (NYSE: SIR) today announced financial results for the quarter and year ended December 31, 2014.

David Blackman, President and Chief Operating Officer of SIR, made the following statement:

“I am pleased with our business performance in the fourth quarter, especially given all of the transformative corporate activities during the last several months.  We have continued to execute our operating strategy well, increasing rental rates on new and renewal leases as well as growing same property occupancy and Cash Basis NOI during the fourth quarter.  Since the end of the third quarter, we have earned investment grade ratings from both Moody’s and S&P and completed our acquisition of Cole Corporate Income Trust, which we believe firmly establishes SIR as the premier single tenant net lease office and industrial REIT. SIR also has solidified its liquidity and strengthened its balance sheet by entering into new credit agreements for its combined $1.1 billion revolving credit facility and term loan as well as issuing $1.45 billion of well laddered senior unsecured notes since the beginning of 2015.”

Results for the Quarter Ended December 31, 2014:

Normalized funds from operations, or Normalized FFO, for the quarter ended December 31, 2014 were $39.0 million, or $0.65 per basic and diluted share, compared to Normalized FFO for the quarter ended December 31, 2013 of $32.7 million, or $0.66 per basic share and $0.65 per diluted share. Net income was $26.9 million, or $0.45 per basic and diluted share, for the quarter ended December 31, 2014, compared to $24.1 million, or $0.48 per basic and diluted share, for the same quarter last year.  The declines in Normalized FFO per share and net income per share for the quarter ended December 31, 2014 primarily resulted from the increase in SIR’s weighted average number of common shares outstanding from 49.8 million for the quarter ended December 31, 2013 to 59.9 million for the quarter ended December 31, 2014, which was partially offset by increases in Normalized FFO and net income from recently acquired properties and positive leasing/rent resets at SIR’s Hawaii properties.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

The basic and diluted weighted average number of common shares outstanding were 59.9 million and 60.0 million, respectively, for the quarter ended December 31, 2014, and 49.8 million and 49.9 million, respectively, for the quarter ended December 31, 2013.

A reconciliation of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to FFO and to Normalized FFO for the quarters ended December 31, 2014 and 2013 appears later in this press release.

Results for the Year Ended December 31, 2014:

Normalized FFO for the year ended December 31, 2014 were $153.9 million, or $2.75 per basic and diluted share, compared to Normalized FFO for the year ended December 31, 2013 of $126.2 million, or $2.83 per basic and diluted share. Net income was $105.9 million, or $1.89 per basic and diluted share, for the year ended December 31, 2014, compared to $93.1 million, or $2.09 per basic and diluted share, for the year ended December 31, 2013. The decline in Normalized FFO per share and net income per share for the year ended December 31, 2014 primarily resulted from the increase in SIR’s weighted average number of common shares outstanding from 44.5 million for the year ended December 31, 2013 to 56.0 million for the year ended December 31, 2014, which was partially offset by an increase in Normalized FFO and net income from recently acquired properties and positive leasing/rent resets at SIR’s Hawaii properties.

The basic and diluted weighted average number of common shares outstanding were 56.0 million for the year ended December 31, 2014, and 44.5 million and 44.6 million, respectively, for the year ended December 31, 2013.

A reconciliation of net income determined in accordance with GAAP to FFO and to Normalized FFO for the years ended December 31, 2014 and 2013 appears later in this press release.

Leasing, Occupancy and Same Property Results:

SIR entered into lease renewals for approximately 460,000 square feet and new leases for 57,000 square feet during the quarter ended December 31, 2014, which resulted in combined weighted average rental rates that were approximately 21.0% higher than prior rents for the same space. The weighted average lease term for leases entered into during the fourth quarter of 2014 was 19.7 years.  Commitments for tenant improvements, leasing commission costs and concessions for leases entered into during the quarter ended December 31, 2014 totaled approximately $802,000, or approximately $0.08 per square foot per year of the weighted average lease term.  All leasing activity during the quarter ended December 31, 2014 occurred at SIR’s Hawaii properties. During the quarter ended December 31, 2014, SIR also completed two rent resets for Hawaii leases containing approximately 158,000 square feet of land at weighted average rents that were approximately 50.1% higher than the prior rent rates.

As of December 31, 2014, 96.4% of SIR’s total rentable square feet was leased, compared to 95.5% leased as of December 31, 2013, and 96.1% leased as of September 30, 2014. Occupancy for properties owned continuously since October 1, 2013 increased to 96.1% at December 31, 2014 from 95.4% at December 31, 2013. Same property cash basis net operating income, or Cash Basis NOI, increased 2.2% during the quarter ended December 31, 2014, compared to the quarter ended December 31, 2013, largely as a result of rent resets and leasing activity in Hawaii since January 1, 2014. A reconciliation of net operating income, or NOI, and Cash Basis NOI to net income, determined according to GAAP, for the quarters and years ended December 31, 2014 and 2013 appears later in the press release.

Recent Investment Activities:

In December 2014, SIR acquired an industrial property in Memphis, TN containing approximately 646,000 square feet for $14.4 million, excluding acquisition costs. This property is 100% leased to Barrett Distribution Centers for approximately 8.4 years.

As previously disclosed, SIR completed its acquisition of Cole Corporate Income Trust, Inc., or CCIT, in January 2015. SIR acquired CCIT for total consideration of approximately $3.0 billion, including the assumption of approximately $297.7 million of mortgage debt and excluding transaction costs. Concurrent with the transaction’s close, SIR sold 23 properties included in CCIT’s property portfolio to Senior Housing Properties Trust (NYSE: SNH) for approximately $539.0 million (including assumed mortgage debt of approximately $30.0 million), resulting in a net purchase price to SIR of approximately $2.4 billion for 64 office and industrial single tenant net leased properties.  After the closing of the CCIT acquisition and the sale of properties to SNH, SIR owned 115 properties (357 buildings, leasable land parcels and easements), located in 35 states containing approximately 43.8 million square feet. As of December 31, 2014, these properties were 97.7% leased (based on square feet) to 308 different tenants and the average remaining lease term of these properties, weighted by annualized rental revenue, was 10.8 years.

Recent Financing Activities:

As previously disclosed, in January 2015, SIR replaced its existing $750.0 million unsecured revolving credit facility and $350.0 million unsecured term loan with new facilities that provide SIR with extended maturities and lower interest rates. SIR’s new $750.0 million unsecured revolving credit facility matures on March 29, 2019 with interest payable on borrowings of LIBOR plus 105 basis points based on SIR’s current credit ratings. SIR’s new revolving credit facility includes a borrower’s option to extend the revolving credit facility for one year to March 29, 2020 in certain circumstances. SIR’s new $350.0 million unsecured term loan facility matures on March 31, 2020 with interest payable on the amount outstanding of LIBOR plus 115 basis points based on SIR’s current credit ratings.

In connection with the acquisition of CCIT in January 2015, SIR issued approximately 28.4 million common shares to CCIT shareholders.

On February 3, 2015, SIR issued $1.45 billion aggregate principal amount of unsecured senior notes in an underwritten public offering, which included: $350.0 million aggregate principal amount of 2.85% unsecured senior notes due 2018; $400.0 million aggregate principal amount of 3.60% unsecured senior notes due 2020; $300.0 million aggregate principal amount of 4.15% unsecured senior notes due 2022; and $400.0 million aggregate principal amount of 4.50% unsecured senior notes due 2025. SIR used the net proceeds from this offering to fully repay the $1.0 billion of borrowings outstanding under its bridge loan facility, and to reduce borrowings outstanding under its revolving credit facility, both of which were used to fund, in part, the acquisition of CCIT.

Conference Call:

On Wednesday, February 18, 2015, at 1:00 p.m. Eastern Time, President and Chief Operating Officer David Blackman and Treasurer and Chief Financial Officer John Popeo will host a conference call to discuss SIR’s fourth quarter and full year 2014 financial results.

The conference call telephone number is (800) 230-1092. Participants calling from outside the United States and Canada should dial (612) 234-9959. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Wednesday, February 25, 2015. To access the replay, dial (320) 365-3844. The replay pass code is 352021.

A live audio webcast of the conference call will also be available in a listen-only mode on the company’s website, which is located at www.sirreit.com. Participants wanting to access the webcast should visit the company’s website about five minutes before the call. The archived webcast will be available for replay on the company’s website following the call for about one week. The transcription, recording and retransmission in any way of SIR’s fourth quarter conference call are strictly prohibited without the prior written consent of SIR.

Supplemental Data:

A copy of SIR’s Fourth Quarter 2014 Supplemental Operating and Financial Data is available for download at SIR’s website, www.sirreit.com.  SIR’s website is not incorporated as part of this press release.

SIR is a real estate investment trust, or REIT, which owns and invests in properties that are primarily net leased to single tenants.  SIR is headquartered in Newton, MA.

Please see the pages attached hereto for a more detailed statement of SIR’s operating results and financial condition and for an explanation of SIR’s calculation of NOI, Cash Basis NOI, FFO and Normalized FFO.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER SIR USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, SIR IS MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SIR’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT SIR BELIEVES ITS ACQUISITION OF CCIT FIRMLY ESTABLISHES IT AS THE PREMIER SINGLE TENANT, NET LEASE OFFICE AND INDUSTRIAL REIT. SIR CAN PROVIDE NO ASSURANCE THAT SIR IN FACT HAS OR WILL MAINTAIN THAT STATUS, OR THAT SIR WOULD RECEIVE ANY BENEFITS FROM THAT STATUS; AND

•                  THE ACTUAL COSTS UNDER SIR’S NEW CREDIT FACILITIES WILL BE HIGHER THAN LIBOR PLUS THE STATED PREMIUMS BECAUSE OF OTHER FEES AND EXPENSES ASSOCIATED WITH THESE NEW FACILITIES. ALSO, THE ACTUAL PREMIUM OVER LIBOR PAID BY SIR UNDER THE NEW FACILITIES WILL BE HIGHER OR LOWER THAN THOSE STATED IN THIS PRESS RELEASE IF SIR’S CREDIT RATINGS CHANGE.

THE INFORMATION CONTAINED IN SIR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER “RISK FACTORS” IN SIR’S PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE SIR’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN SIR’S FORWARD LOOKING STATEMENTS. SIR’S FILINGS WITH THE SEC ARE AVAILABLE ON ITS WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, SIR DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Select Income REIT

Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenues:
Rental income	$47,692	$41,678	$189,743	$159,011
Tenant reimbursements and other income	8,703	8,255	32,937	29,312
Total revenues	56,395	49,933	222,680	188,323

Expenses:
Real estate taxes	5,622	5,466	22,202	20,271
Other operating expenses	4,931	4,744	18,597	16,111
Depreciation and amortization	10,612	8,646	41,054	31,091
Acquisition related costs	1,609	523	7,348	2,002
General and administrative	3,758	3,539	14,881	12,423
Total expenses	26,532	22,918	104,082	81,898

Operating income	29,863	27,015	118,598	106,425

Interest expense (including net amortization of debt premiums and deferred financing fees of $397, $372, $1,579 and $1,462, respectively)	(2,949)	(3,279)	(12,974)	(13,763)
Gain on early extinguishment of debt	-	-	243	-
Income before income tax (expense) benefit and equity in earnings of an investee	26,914	23,736	105,867	92,662
Income tax (expense) benefit	(55)	228	(175)	96
Equity in earnings of an investee	28	115	87	334
Income before gain on sale of property	26,887	24,079	105,779	93,092
Gain on sale of property	-	-	116	-
Net income	$26,887	$24,079	$105,895	$93,092

Weighted average common shares outstanding – basic	59,886	49,787	55,964	44,539
Weighted average common shares outstanding – diluted	59,956	49,863	56,035	44,592

Basic and diluted net income per common share	$0.45	$0.48	$1.89	$2.09

Select Income REIT

Funds from Operations and Normalized Funds from Operations(1)

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net income	$26,887	$24,079	$105,895	$93,092
Plus: depreciation and amortization	10,612	8,646	41,054	31,091
Less: gain on sale of property	-	-	(116)	-
FFO	37,499	32,725	146,833	124,183
Plus: acquisition related costs	1,609	523	7,348	2,002
Plus: estimated business management incentive fees (2)	(79)	(589)	-	-
Less: gain on early extinguishment of debt	-	-	(243)	-
Normalized FFO	$39,029	$32,659	$153,938	$126,185

Weighted average common shares outstanding – basic	59,886	49,787	55,964	44,539
Weighted average common shares outstanding – diluted	59,956	49,863	56,035	44,592

Per common share:
FFO – basic	$0.63	$0.66	$2.62	$2.79
FFO – diluted	$0.63	$0.66	$2.62	$2.78
Normalized FFO – basic	$0.65	$0.66	$2.75	$2.83
Normalized FFO – diluted	$0.65	$0.65	$2.75	$2.83

(1)                 SIR calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization, less gain on sale of property, as well as certain other adjustments currently not applicable to SIR. SIR’s calculation of Normalized FFO differs from NAREIT’s definition of FFO because SIR includes estimated business management incentive fees, if any, only in the fourth quarter versus the quarter they are recognized as expense in accordance with GAAP and SIR excludes acquisition related costs and gain on early extinguishment of debt.  SIR considers FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, operating income and cash flow from operating activities. SIR believes that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of its operating performance between periods and with other REITs. FFO and Normalized FFO are among the factors considered by SIR’s Board of Trustees when determining the amount of distributions to SIR’s shareholders. Other factors include, but are not limited to, requirements to maintain SIR’s status as a REIT, limitations in SIR’s revolving credit facility and term loan agreement and public debt covenants, the availability of debt and equity capital, SIR’s expectation of its future capital requirements and operating performance, and SIR’s expected needs and availability of cash to pay its obligations. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of SIR’s financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of SIR’s needs. These measures should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in SIR’s Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than SIR does.

(2)                 Amounts represent estimated incentive fees under SIR’s business management agreement payable in SIR’s common shares after the end of each calendar year calculated: (i) prior to 2014 based on increases in annual FFO per share (as defined), and (ii) beginning in 2014 based upon common share total return. In calculating net income in accordance with GAAP, SIR recognizes estimated business management incentive fee expense, if any, each quarter.  Although SIR recognizes this expense, if any, each quarter for purposes of calculating net income, SIR does not include these amounts in the calculation of Normalized FFO until the fourth quarter, which is when the actual expense amount for the year is determined. Amounts recognized in the fourth quarter, if any, reflect the reversal of estimated business management incentive fees accrued on a year to date basis as of the third quarter. Adjustments were made to the prior period amounts to conform to the current period Normalized FFO calculation.

Select Income REIT

Calculation and Reconciliation of Property Net Operating Income and Cash Basis Net Operating Income(1)

(amounts in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Calculation of NOI and Cash Basis NOI:
Rental income	$47,692	$41,678	$189,743	$159,011
Tenant reimbursements and other income	8,703	8,255	32,937	29,312
Real estate taxes	(5,622)	(5,466)	(22,202)	(20,271)
Other operating expenses	(4,931)	(4,744)	(18,597)	(16,111)
NOI	45,842	39,723	181,881	151,941
Non-cash straight line rent adjustments included in rental income(1)	(3,281)	(3,228)	(16,038)	(12,990)
Lease value amortization included in rental income(1)	(60)	251	(196)	1,011
Cash Basis NOI	$42,501	$36,746	$165,647	$139,962

Reconciliation of Cash Basis NOI and NOI to Net Income:
Cash Basis NOI	$42,501	$36,746	$165,647	$139,962
Non-cash straight line rent adjustments included in rental income(1)	3,281	3,228	16,038	12,990
Lease value amortization included in rental income(1)	60	(251)	196	(1,011)
NOI	45,842	39,723	181,881	151,941
Depreciation and amortization	(10,612)	(8,646)	(41,054)	(31,091)
Acquisition related costs	(1,609)	(523)	(7,348)	(2,002)
General and administrative	(3,758)	(3,539)	(14,881)	(12,423)
Operating income	29,863	27,015	118,598	106,425
Interest expense	(2,949)	(3,279)	(12,974)	(13,763)
Gain on early extinguishment of debt	-	-	243	-
Income before income tax (expense) benefit and equity in earnings of an investee	26,914	23,736	105,867	92,662
Income tax (expense) benefit	(55)	228	(175)	96
Equity in earnings of an investee	28	115	87	334
Income before gain on sale of property	26,887	24,079	105,779	93,092
Gain on sale of property	-	-	116	-
Net income	$26,887	$24,079	$105,895	$93,092

(1)         The calculations of NOI and Cash Basis NOI exclude certain components of net income in order to provide results that are more closely related to SIR’s properties’ results of operations. SIR calculates NOI and Cash Basis NOI as shown above.  SIR defines NOI as income from its rental of real estate less property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions. SIR defines Cash Basis NOI as NOI excluding non-cash straight line rent adjustments and lease value amortization. SIR considers NOI and Cash Basis NOI to be appropriate supplemental measures to net income because they may help both investors and management to understand the operations of SIR’s properties.  SIR uses NOI and Cash Basis NOI to evaluate individual and company wide property level performance, and SIR believes that NOI and Cash Basis NOI provide useful information to investors regarding its results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of SIR’s operating performance between periods and with other REITs. NOI and Cash Basis NOI do not represent cash generated by operating activities in accordance with GAAP, and should not be considered as an alternative to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of SIR’s financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of SIR’s needs.  These measures should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in SIR’s Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows.  Other REITs and real estate companies may calculate NOI and Cash Basis NOI differently than SIR does.

Select Income REIT

Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	December 31,
	2014	2013
ASSETS
Real estate properties:
Land	$756,160	$732,509
Buildings and improvements	1,110,683	913,948
	1,866,843	1,646,457
Accumulated depreciation	(94,333)	(67,223)
	1,772,510	1,579,234

Acquired real estate leases, net	120,700	129,426
Cash and cash equivalents	13,504	20,025
Restricted cash	42	42
Rents receivable, including straight line rents of $64,894 and $48,856, respectively, net of allowance for doubtful accounts of $1,664 and $936, respectively	68,385	55,335
Deferred leasing costs, net	6,196	5,599
Deferred financing costs, net	3,416	4,834
Other assets	8,478	7,364
Total assets	$1,993,231	$1,801,859

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$77,000	$159,000
Term loan	350,000	350,000
Mortgage notes payable, net	18,816	27,147
Accounts payable and accrued expenses	18,869	20,655
Assumed real estate lease obligations, net	26,475	26,966
Rents collected in advance	9,688	8,637
Security deposits	10,348	8,359
Due to related persons	1,588	2,404
Total liabilities	512,784	603,168

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 125,000,000 and 75,000,000 shares authorized, respectively; 59,959,750 and 49,829,541 shares issued and outstanding, respectively	600	498
Additional paid in capital	1,441,036	1,160,894
Cumulative net income	250,238	144,343
Cumulative other comprehensive loss	(23)	(25)
Cumulative common distributions	(211,404)	(107,019)
Total shareholders’ equity	1,480,447	1,198,691
Total liabilities and shareholders’ equity	$1,993,231	$1,801,859

(END)